Exhibit 10.6

STOCKHOLDERS AGREEMENT

OF

ARCHSTONE INC.

Dated as of                  , 2012

STOCKHOLDERS AGREEMENT

OF

ARCHSTONE INC.

This STOCKHOLDERS AGREEMENT (as the same may be amended, modified or supplemented from time to time, this “Agreement”), dated as of                  , 2012, concerning Archstone Inc. (the “Company”), a Maryland corporation, is entered into by and between the Company and Archstone Enterprise LP, a Delaware limited partnership (the “Lehman Stockholder”).

WHEREAS, the Lehman Stockholder is concurrently contributing its common membership interest in Archstone Property Holdings LLC, a Delaware limited liability company, to the Company in exchange for all outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) pursuant to that certain Contribution Agreement dated of even date herewith;

WHEREAS, the Company has entered into an Underwriting Agreement to sell shares of the Common Stock to the underwriters named therein in connection with the Company’s initial public offering (the “IPO”); and

WHEREAS, with respect to the Company on and following the date of completion of the IPO (the “Closing Date”), the Lehman Stockholder and the Company wish to provide for certain corporate governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I – DEFINED TERMS

Section 1.1 Defined Terms.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Affiliate” shall mean, with respect to any person or entity, an “affiliate” of such person or entity as defined in Rule 405 of the regulations promulgated under the Securities Act.

“Agreement” shall have the meaning set forth in the Preamble.

“beneficially own” shall mean, when used with respect to Common Stock that is “beneficially owned” by the Lehman Stockholder at any time, shares then constituting Lehman Shares and any and all shares of Common Stock issuable in redemption of Common Units of Archstone Operating Partnership LP that are then owned of record by the Lehman Stockholder and by any other person or entity controlled by the Lehman Stockholder, excluding the Company and Archstone Operating Partnership LP and any of their subsidiaries.

“Board” shall mean the board of directors of the Company.

“Business Combination Statute” shall mean the Maryland Business Combination Act, Subtitle 6 of Title 3 of the MGCL, as amended from time to time, or any successor or similar statute under the MGCL.

“Bylaws” shall mean the Amended and Restated Bylaws of the Company, as they may be amended, restated or supplemented from time to time.

“Cause” shall have the meaning ascribed to such term in the Charter.

“Charter” shall mean the Articles of Amendment and Restatement of the Company as approved by the Company and intended to be filed promptly after the Company enters into this Agreement, as they may be amended, restated or supplemented from time to time.

“Closing Date” shall have the meaning set forth in the Recitals.

“Common Stock” shall have the meaning set forth in the Recitals.

“Control Share Acquisition Statute” shall mean the Maryland Control Share Acquisition Act, Subtitle 7 of Title 3 of the MGCL, as amended from time to time, or any successor or similar statute under the MGCL.

“Company” shall have the meaning set forth in the Preamble.

“Designation Notice” shall have the meaning set forth in Section 2.1(a).

“Director” shall mean each member of the Board.

“Dispute Notice” shall have the meaning set forth in the definition of Fair Market Value.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” shall mean the fair market value of any applicable assets, as reasonably determined by the Board in good faith; provided that, within 5 business days of any determination of fair market value of assets for purposes of Section 3.1(d), the Lehman Stockholder may deliver written notice (a “Dispute Notice”) to the Company of any good faith disagreement it has with respect to such determination of fair market value by the Board. If the Lehman Stockholder does not deliver a Dispute Notice within such 5 business day period, such determination will be deemed final. In the event that the Lehman Stockholder does deliver a Dispute Notice within such 5 business day time period, the Company and the Lehman Stockholder shall negotiate in good faith to resolve such dispute. If within 10 business days following delivery of the Dispute Notice, the Company and the Lehman Stockholder are unable to reach an agreement with respect to the Fair Market Value of assets for purposes of Section 3.1(d), they shall promptly thereafter cause an independent appraiser of national reputation to be mutually agreed upon by the Company and the Lehman Stockholder to review this Agreement and the disputed determination of the fair market value of the applicable assets. The independent appraiser shall deliver to the Company and the Lehman Stockholder, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the independent appraiser), a report setting forth the fair market value of the applicable assets. Such report shall be final and binding upon the Company and the Lehman Stockholder. The fees, costs and expenses of the independent appraiser’s review and report shall be borne by the Company.

“IPO” shall have the meaning set forth in the Recitals.

“Lehman Designee” shall mean: (i) initially, the following individuals who are Directors upon the completion of the IPO:                     and (ii) thereafter, at any time, each individual designated by the Lehman Stockholder pursuant to this Agreement for nomination or appointment to the Board at or after the then most recent annual meeting of the stockholders of the Company (or special meeting in lieu of an annual meeting at which Directors are to be elected) who is either serving as a Director or whose nomination or appointment to the Board is pending.

“Lehman Shares” shall mean, at any time, (i) any and all shares of Common Stock that are then owned of record by the Lehman Stockholder and (ii) any and all shares of Common Stock that are then owned of record by any other person or entity controlled by the Lehman Stockholder, excluding the Company, Archstone Operating Partnership LP and any of their subsidiaries.

“Lehman Stockholder” shall have the meaning set forth in the Preamble.

“Letter” shall have the meaning set forth in Section 3.2(b).

“MGCL” shall mean the Maryland General Corporation Law.

“NYSE” shall mean the New York Stock Exchange.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Surviving Corporation” shall have the meaning set forth in Section 3.2(b).

ARTICLE II – DIRECTOR AND COMMITTEE RIGHTS

Section 2.1 Director Designation Rights.

(a) Following the Closing Date and until the Lehman Stockholder ceases to beneficially own 10% or more of the outstanding shares of Common Stock, except as otherwise provided in this Agreement or Section 3.3 of the Bylaws the number of directors on the Board shall be seven, and the Lehman Stockholder shall have the right, but not the obligation, to designate a number of individuals for nomination to the

Board at each annual meeting of the stockholders of the Company (or special meeting in lieu of an annual meeting at which all Directors are to be elected) equal to: (i) up to four individuals until the Lehman Stockholder ceases to beneficially own 50% or more of the then outstanding shares of Common Stock; (ii) up to three individuals until the Lehman Stockholder ceases to beneficially own 35% or more of the then outstanding shares of Common Stock; (iii) up to two individuals until the Lehman Stockholder ceases to beneficially own 20% or more of the then outstanding shares of Common Stock; and (iv) up to one individual until the Lehman Stockholder ceases to beneficially own 10% or more of the then outstanding shares of Common Stock. For any such meeting, the Lehman Stockholder shall submit in writing to the Company the names of the individuals it is designating for nomination to the Board (the “Designation Notice”) at least 60 days prior to the first anniversary of the date on which the proxy statement for the preceding year’s annual meeting was filed with the SEC; provided, however, that with respect to the 2013 annual meeting or in the event that the date of the meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, the Designation Notice to be timely must be so submitted not later than the later of the 90th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement or notice to the Lehman Stockholder of the date of such meeting is first made. In the event the Lehman Stockholder has not provided the Designation Notice within the time period set forth above for a meeting, the Lehman Stockholder will be deemed to have designated the Lehman Designees currently serving on the Board for reelection at such meeting. In the event that the Lehman Stockholder has designated in the Designation Notice for a meeting less than the total number of individuals the Lehman Stockholder shall be entitled to designate pursuant to this Section 2.1, the Board shall take all necessary corporate action to decrease the size of the Board as of the date of such meeting by the difference between the number of individuals the Lehman Stockholder shall be entitled to designate and the number actually designated in the Designation Notice.

(b) At each annual meeting of the stockholders of the Company (or special meeting in lieu of an annual meeting at which Directors are to be elected), the Board shall nominate the Lehman Designees for election at such meeting, solicit proxies (or cause the Company to solicit proxies) in favor of the election of the Lehman Designees in a manner consistent with its solicitation of proxies for the election of all other Director candidates nominated by the Board and recommend that the stockholders of the Company elect to the Board each of the Lehman Designees. Neither the Board nor the Company shall take any action to oppose the election of the Lehman Designees, including, without limitation, nominating for election to the Board more individuals than the number of Director seats available or recommending that stockholders vote in favor of any nominee opposing a Lehman Designee.

(c) If, at any time, there are fewer Lehman Designees serving on the Board than the maximum number the Lehman Stockholder would then be permitted to designate for nomination pursuant to Section 2.1, the Lehman Stockholder will have the right to designate by written notice to the Company one or more individuals (up to the number needed in order to cause the number of Lehman Designees serving on the

Board to equal the maximum number the Lehman Stockholder would then be permitted to designate for nomination pursuant to Section 2.1) for appointment to the Board. Promptly following the Company’s receipt of such notice, the Board shall take all actions as are necessary in order to appoint such individuals designated by the Lehman Stockholder to the Board, including, without limitation, increasing the size of the Board, subject to such individual meeting the applicable requirements of Section 2.2 (including the requirement of Section 2.2(a) if no other Lehman Designee meets such requirement and, upon the appointment of such individual, the number of Lehman Designees serving on the Board would equal no more than the maximum number the Lehman Stockholder would then be permitted to designate for nomination pursuant to Section 2.1).

Section 2.2 Director Qualifications.

(a) At least one Lehman Designee shall at all times qualify as an independent director pursuant to the applicable rules of the NYSE (or any other securities exchange or market system on which the Common Stock is listed) and meet all applicable qualifications required for such individual to serve on the Audit Committee.

(b) No individual may be designated by the Lehman Stockholder for nomination or appointment to the Board at any time if, within ten years of such time, any of the events described in Items 401(f)(2)-(8) of Regulation S-K under the Securities Act (or any successor regulation) occurred, unless the Company, in its sole discretion, concludes that disclosure of such event would not be required.

(c) Each Lehman Designee shall be required, as a condition to such individual’s nomination, appointment and service as a Director, to make such acknowledgements, enter into such agreements and provide such information as the Board requires of all Directors at such time, including without limitation, completing such questionnaires as the Company requires of all Directors or nominees and agreeing to be bound by the Company’s Code of Business Conduct and Ethics, Statement of Company Policy on Insider Trading and Disclosure, and Special Trading Procedures for Insiders. Notwithstanding the foregoing, the Company agrees that, to the extent requested by any Lehman Designee, it will renounce its interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity offered to such Lehman Designee, except for business opportunities offered to such Lehman Designee expressly in his or her capacity as a director of the Company, to the fullest extent permitted by applicable law. The Company also agrees that it will provide indemnification, advancement of expenses, directors’ and officers’ liability insurance and compensation for service as a director to the Lehman Designees who are Directors on the same basis, and in the same manner, as it does for all other non-employee Directors.

Section 2.3 Committees.

(a) Except as set forth in Section 2.3(c), until the Lehman Stockholder ceases to beneficially own 35% or more of the then outstanding Common Stock, the Board shall appoint at least: (i) two Lehman Designees to the Compensation Committee or similar committee of the Board; (ii) two Lehman Designees to the Executive and Investment Committee or similar committee of the Board; and (iii) one Lehman Designee to each other committee of the Board, including the Audit Committee, the Nominating and Corporate Governance Committee and any other ad hoc committee formed for a specific purpose, other than a committee formed for the purpose of considering, negotiating, recommending, approving, or ratifying a transaction in which the Lehman Stockholder or its Affiliates (other than the Company or its subsidiaries) or all of the Lehman Designees have an interest that is not shared by the Company and/or its stockholders generally.

(b) Except as set forth in Section 2.3(c), until the Lehman Stockholder ceases to beneficially own 10% or more of the then outstanding Common Stock, the Board shall appoint at least one Lehman Designee to each committee of the Board, including the Audit Committee, the Compensation Committee, the Executive and Investment Committee, the Nominating and Corporate Governance Committee and any other ad hoc committee formed for a specific purpose, other than a committee formed for the purpose of considering, negotiating, recommending, approving, or ratifying a transaction in which the Lehman Stockholder or its Affiliates (other than the Company or its subsidiaries) or all of the Lehman Designees have an interest that is not shared by the Company and/or its stockholders generally.

(c) The Lehman Stockholder will have the right to designate which Lehman Designee(s) will serve on each standing committee of the Board pursuant to Sections 2.3(a) and (b) above, which designations will be provided to the Company in writing, and the Board will appoint such Lehman Designee(s) to such committees; provided that a Lehman Designee will only be appointed to a committee to the extent that the Board, after consultation with legal counsel as appropriate, has determined that such Lehman Designee meets the qualifications for serving on such committee required by applicable law or rules of the NYSE (or any other securities exchange or market system on which the Common Stock is listed), which shall include, without limitation, the requirements that:

(i) members of the Audit Committee qualify as independent directors pursuant to the applicable rules of the NYSE (or any other securities exchange or market system on which the Common Stock is listed) and meet all applicable qualifications required for serving on the Audit Committee;

(ii) members of the Compensation Committee or similar committee of the Board meet the requirements established for qualification as a Non-Employee Director pursuant to Rule 16b-3 under the Exchange Act; and

(iii) after the Lehman Stockholder ceases to beneficially own 50% of the then outstanding Common Stock, members of the Compensation Committee and Nominating and Corporate Governance Committee or similar committees of the Board qualify as independent directors pursuant to the applicable rules of the NYSE (or any other securities exchange or market system on which the Common Stock is listed).

In the event that the Board has determined that a Lehman Designee designated to serve on a committee does not meet such qualifications for serving on such committee, unless and until the Lehman Stockholder designates another Lehman Designee to such committee who does meet such qualifications, the Board will reduce the size of such committee or, if such a reduction is not permitted by the applicable rules of the NYSE (or any other securities exchange or market system on which the Common Stock is listed), appoint another Director who meets such qualifications (who shall be a Lehman Designee to the extent possible) to serve on such committee.

(d) Until the Lehman Stockholder ceases to beneficially own 10% or more of the then outstanding Common Stock, (i) each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee or similar committees of the Board shall have no more than three members and (ii) the Executive and Investment Committee or similar committee of the Board shall have no more than four members.

Section 2.4 Removal/Resignation of Lehman Designees.

(a) Provided that the Lehman Stockholder is then a record owner of Common Stock, any Lehman Designee serving as a Director may be removed without Cause at any time upon the affirmative vote of a majority of the shares of Common Stock held by the Lehman Stockholder at a meeting duly called for such purpose or by written consent of the Lehman Stockholder given in writing or by electronic transmission; provided that a Lehman Designee who satisfies the requirements set forth in Section 2.2(a) may not be removed unless either (i) another Lehman Designee also satisfies such requirements or (ii) the Lehman Stockholder simultaneously designates another individual who satisfies such requirements to be appointed to the Board pursuant to Section 2.1(c). Any such consent(s) shall be delivered to the Company to its principal office in the State of Maryland, its principal place of business, or an officer or agent of the Company having custody of the books in which proceedings of meetings of the stockholders are recorded within 60 days of the earliest dated consent so delivered to the Company. The Lehman Stockholder shall be the only stockholder entitled to vote on, or consent to, the removal of a Lehman Designee without Cause.

(b) Within five (5) business days of the first day on which the Lehman Stockholder ceases to beneficially own 50% or more of the then outstanding shares of Common Stock, 35% or more of the then outstanding shares of Common Stock, 20% or more of the then outstanding shares of Common Stock or 10% or more of the then outstanding shares of Common Stock, the Lehman Stockholder will provide written notice of such event to the Company. If, upon receiving such notice or at any time, the number of Lehman Designees serving on the Board exceeds the maximum number of Directors that the Lehman Stockholder has the right to designate for nomination pursuant to Section 2.1, as a result of a decrease in the number of outstanding shares of Common Stock that the Lehman Stockholder beneficially owns or otherwise, then the Company may request that the Lehman Stockholder remove such excess Lehman Designees. Within five (5) business days of receiving such request, the Lehman Stockholder shall either (i) cause a sufficient number of the Lehman Designees to resign or (ii) deliver the necessary consents to the Company to remove a sufficient number of the Lehman Designees.

(c) If, at any time, none of the Lehman Designees satisfies the requirements set forth in Section 2.2(a) and the number of Lehman Designees serving on the Board is equal to or greater than the maximum number the Lehman Stockholder would then be permitted to designate for nomination pursuant to Section 2.1, then, unless otherwise permitted by the Company, the Lehman Stockholder shall either (i) cause at least one of the Lehman Designees (or at least two of the Lehman Designees if the Lehman Stockholder is then permitted to designate up to three individuals for nomination pursuant to Section 2.1) to resign or (ii) deliver the necessary consents to the Company to remove at least one of the Lehman Designees (or at least two of the Lehman Designees if the Lehman Stockholder is then permitted to designate up to three individuals for nomination pursuant to Section 2.1). The Lehman Stockholder shall also promptly designate an individual for appointment to the Board who does qualify as an independent director pursuant to the applicable rules of the NYSE (or any other securities exchange or market system on which the Common Stock is listed) and meet all applicable qualifications for serving on the Audit Committee. In the event the Lehman Stockholder does not promptly designate such an individual, the Company may take such actions as it determines are reasonably necessary to avoid the delisting of the Common Stock from the NYSE (or any other securities exchange or market system on which the Common Stock is listed), including, without limitation, appointing a third non-Lehman Designee who is an existing Director to the Audit Committee or appointing a new Director selected by the Board who meets such qualifications and will be deemed to be a Lehman Designee until the next annual meeting of stockholders.

(d) The Company shall cause the Bylaws to provide, at all times, that upon the removal, death, retirement or resignation of any Lehman Designee, the size of the Board will be automatically reduced to equal the number of Directors remaining in office following such removal, death, retirement or resignation.

ARTICLE III – CONSENT RIGHTS AND VOTING

Section 3.1 Consent Rights.

Until the Lehman Stockholder ceases to beneficially own 35% or more of the then outstanding shares of Common Stock, the Company will not take (and, as applicable, will cause its subsidiaries not to take) any of the following actions without the consent of the Lehman Stockholder:

(a) except as otherwise provided in this Agreement or Section 3.3 of the Bylaws, any change in the size of the Board;

(b) any material change in the nature of the business conducted by the Company and its subsidiaries, considered in the aggregate;

(c) the Company or any of its subsidiaries, as applicable, entering into any agreement or agreements providing for, or consummating, in one or a series of related transactions, (i) any merger, consolidation or liquidation of the Company, (ii) issuance by the Company or participation by the Company in a transfer or sale by the Company’s stockholders of Common Stock of the Company or any other transaction, in each case, in which a person or “group” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) would acquire beneficial ownership of, or rights to acquire, greater than 50% of all outstanding Common Stock of the Company, or (iii) the direct or indirect sale of all or substantially all of the Company’s assets, including through a merger, consolidation, liquidation. lease, license, or other similar transaction involving one or more of its subsidiaries, or other similar transaction;

(d) the Company or any of its subsidiaries entering into any agreement providing for, or consummating, a direct or indirect acquisition by the Company or any subsidiary of assets in a transaction or series of related transactions, whether pursuant to a joint venture, partnership, investment in the equity securities of any other entity, or otherwise where the Company’s share, based on relative capital contributed, of the Fair Market Value of the assets directly or indirectly acquired exceeds $1.5 billion; and

(e) the appointment or removal of the Chief Executive Officer of the Company.

Section 3.2 Charter and Bylaw Amendments.

(a) Until the Lehman Stockholder ceases to beneficially own 10% or more of the then outstanding shares of Common Stock, the Company shall not take any action, without the consent of the Lehman Stockholder, to:

(i) amend any provision of the Charter or the Bylaws relating to:

(A) the size of the Board;

(B) the removal of Directors;

(C) the filling of vacancies on the Board caused by the removal, death, retirement or resignation of any Lehman Designee (or, until the Lehman Stockholder ceases to beneficially own 35% or more of the then outstanding shares of Common Stock, any other Director);

(D) stockholder action by consent in lieu of a meeting; or

(E) the exemption of acquisitions of Common Stock by the Lehman Stockholder or its Affiliates from the Control Share Acquisition Statute; or

(ii) render ineffective any provision in the Charter or Bylaws that relate to the any of the matters described in subclause (i) above, including by electing to be subject to a provision of Subtitle 8 of Title 3 of the MGCL that would render such provision ineffective or otherwise.

(b) Notwithstanding any provision or requirement to the contrary in Section 3.2(a), Article VII of the Charter and Article XIII of the Bylaws, if the separate vote of the Lehman Stockholder is required pursuant to Article VII of the Charter or Article XIII of the Bylaws in connection with any amendment, repeal or adoption of or to specified provisions of the Charter or the Bylaws in connection with any merger, consolidation or other similar transaction, no separate vote of the shares of Common Stock held by the Lehman Stockholder will be required if a letter in the form attached hereto as Appendix A (appropriately completed) is executed and delivered (the “Letter”) by the surviving corporation (or, if the Common Stock is converted into or exchanged for securities of another entity in such transaction, the issuer of such securities in such transaction)(the “Surviving Corporation”) to the Lehman Stockholder not less than 10 days prior to consummation of the transaction.

Section 3.3 Voting Rights and Obligations.

(a) Except as provided for in Sections 3.3(b) and (c), in connection with any matter being voted on at a meeting of the stockholders of the Company or any other action by such stockholders, the Lehman Stockholder may vote the shares of Common Stock that it beneficially owns in its sole and absolute discretion.

(b) In connection with any stockholder action (i) (A) to approve a resolution of the Board, or permit the Board to adopt a resolution, that revokes, alters or amends the prior resolution of the Board that exempts from the Business Combination Statute any business combination (as defined in the Business Combination Statute) between the Company and any of its present or future stockholders, any affiliates or associates of the Company or any present or future stockholder of the Company or any other person or entity or group of persons or entities, (B) to approve a resolution of the Board, or permit the Board to adopt a resolution, that is inconsistent with the prior resolution relating to the Business Combination Statute referenced in clause (i)(A) above or (C) to amend Section 2.14 of the Bylaws, (ii) to amend Section 2.12 of the Bylaws or (iii) to approve or ratify the adoption of a shareholder rights plan, the Lehman Stockholder shall vote all shares of Common Stock it beneficially owns in excess of 15% of the then outstanding shares of Common Stock, at its option, either:

(A) against the matter; or

(B) in proportion to the votes cast in respect of all shares not beneficially owned by the Lehman Stockholder.

(c) In connection with any vote of the stockholders of the Company to remove a Lehman Designee for Cause, the Lehman Stockholder shall vote all shares of Common Stock it beneficially owns in proportion to the votes on the matter cast in respect of all shares not beneficially owned by the Lehman Stockholder.

ARTICLE IV – GENERAL PROVISIONS

Section 4.1 Notices.

(a) Any notice, demand, request or report required or permitted to be given or made hereunder shall be in writing and shall be deemed given or made when delivered in person or when sent by nationally recognized overnight delivery service or facsimile transmission (with facsimile receipt confirmed), to the following addresses (or any other address that any such party may designate by written notice to the other parties):

(i) if to the Lehman Stockholder:

c/o Lehman Brothers Holdings Inc.

1271 Avenue of the Americas

New York, New York 10020

Attention: Doug Sesler

Attention: General Counsel

Fax:

with a copy (which shall not constitute notice) to:

Weil Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: W. Michael Bond and David Herman

Fax: (212) 310-8007

(ii) if to the Company:

Archstone Inc.

9200 E. Panorama Circle, Suite 400

Englewood, CO 80112

Attention: General Counsel

Fax: (303) 708-6954

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention: Gilbert G. Menna and Daniel Adams

Fax: (617) 523-1231

(b) Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by nationally recognized overnight delivery service, be deemed received the first business day after being sent; and shall, if delivered by facsimile, be deemed received upon confirmation.

(c) Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 4.2 Amendment; Waiver.

This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by each of the parties hereto. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

Section 4.3 Assignment.

Except as specifically provided herein, this Agreement may not be assigned by either party without the express prior written consent of the other party hereto, and any attempted assignment, without such consent, will be null and void.

Section 4.4 Third Parties.

This Agreement does not create any rights, claims or benefits inuring to any person or entity that is not a party hereto nor create or establish any third party beneficiary hereto.

Section 4.5 Governing Law.

This Agreement shall be governed by and construed in accordance with, the laws of the State of Maryland, without regard to the choice of law or conflict of law provisions thereof.

Section 4.6 Waiver of Trial by Jury.

EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 4.7 Specific Performance.

Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other party hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

Section 4.8 Entire Agreement.

This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

Section 4.9 Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 4.10 Table of Contents, Headings and Captions.

The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 4.11 Counterparts.

This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one agreement (or amendment, as applicable).

[The remainder of the page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Stockholders Agreement to be duly executed as of the date first above written.

ARCHSTONE INC., a Maryland corporation

By:
Name:
Title:

ARCHSTONE ENTERPRISE LP, a Delaware limited partnership

By:
Name:
Title:

APPENDIX A

[Letterhead of Surviving Company]

                 , 20

CONFIDENTIAL

Archstone Enterprise LP

c/o Lehman Brothers Holdings Inc.

1271 Avenue of the Americas

New York, New York 10020

Attention: Doug Sesler

Attention: General Counsel

Fax:

Re:	Section 3.2 of the Stockholders Agreement

Reference is hereby made to (i) that certain Stockholders Agreement of Archstone Inc. (the “Company”) dated as of                  , 2012, by and among the Company and Archstone Enterprise LP (as such agreement may be amended from time to time, the “Stockholders Agreement”), (ii) the Articles of Amendment and Restatement of the Company, as amended in accordance with their terms prior to the date hereof (the “Charter”) and (iii) the bylaws of the Company as amended in accordance with their terms prior to the date hereof (the “Bylaws”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Stockholders Agreement.

WHEREAS, Sections 2 and 3.2 of the Stockholders Agreement provide the Lehman Stockholder with certain rights regarding (i) the size of the Board, the nomination. removal and filling of vacancies of Lehman Designees to the Board and the size and composition of certain committees of the Board, (ii) the written consent in lieu of meetings of the stockholders of the Company, and (iii) the exemption of acquisitions of Common Stock by the Lehman Stockholder or its Affiliates from the Control Share Acquisition Statute; and

WHEREAS, for so long as the Lehman Stockholder has the right to designate at least one director for nomination for election pursuant to Section 2.1 of the Stockholders Agreement, Article VII of the Charter and Article XIII of the Bylaws require the vote, which may be by written consent, of the Lehman Stockholder to amend, repeal or adopt certain provisions of the Charter and Bylaws relating to the items referenced in the preceding paragraph, including any amendment, repeal or adoption made either directly or indirectly through merger, consolidation or otherwise, except in connection with a merger, consolidation or other transaction in which the surviving corporation in such transaction executes and delivers this letter; and

WHEREAS, [Name of surviving company] (the “Surviving Company”) is entering into a merger, consolidation or similar transaction contemplated by the proviso in Article VII of the Charter (the “Transaction”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Surviving Company hereby acknowledges and agrees for the express benefit of the Lehman Stockholder as follows:

1.	Consent Rights. The Surviving Company acknowledges the rights of the Lehman Stockholder set forth in the Stockholders Agreement (the “Lehman Rights”) and that it is the intent of the Company, the Surviving Company and the Lehman Stockholder that the Lehman Stockholder is intended to maintain the Lehman Rights with respect to the Surviving Company following the Transaction pursuant to the terms of the Stockholders Agreement. The Surviving Company agrees to be, and hereby is, from and after the effective time of the Transaction, bound by all obligations of the Company with respect to the Lehman Rights pursuant to the terms of the Stockholders Agreement as if it were the Company and a party to the Stockholders Agreement. Specifically, in respect of the Lehman Stockholder’s ownership of securities of the Surviving Company, so long as the Lehman Stockholder beneficially owns 10% or more of the outstanding shares of common stock (or, if the Common Stock of the Company has been converted into or exchanged for other securities, such securities) of the Surviving Company (the “Surviving Company Securities”) (i) (A) the Lehman Stockholder shall be entitled to designate Lehman Designees to the board of directors or other governing board of the Surviving Company (the “Surviving Company Board”), and the Surviving Company shall be obligated to nominate to such Lehman Designees to the Surviving Company Board, and (B) such Lehman Designees shall be removed and replaced, in each case, subject to the terms set forth in Section 2 of the Stockholders Agreement, (ii) the Lehman Stockholder will have all of the designation rights to the committees of the Surviving Company Board that are described in Section 2.3 of the Stockholders Agreement, and (iii) the Surviving Company shall not take any action described in Section 3.2 of the Stockholders Agreement that would contravene the purpose and intent of the Lehman Rights.

2.

Surviving Company Board. In furtherance of, but not in limitation of the undertakings set forth in Section 1 of this letter, the Surviving Company agrees that, from and after the effective time of the Transaction so long as the Lehman Stockholder beneficially owns 10% or more of the outstanding shares of Surviving Company Securities, (i) the Lehman Designees serving on the board of directors of the Company immediately prior to such effective time shall be appointed or elected to the Surviving Company Board and (ii) the Lehman Designees serving on the committees of the board of directors of the Company shall be appointed to the corresponding committees of the Surviving Company Board. Notwithstanding the preceding sentence, if following the Transaction, the number of Lehman Designees that the Lehman Stockholder can designate to the Surviving Company Board in accordance with the Stockholders Agreement will be less than the number of Lehman Designees serving on the board of directors of the Company immediately prior to such effective time, then only such number of Lehman Designees shall be appointed or elected to the Surviving Company Board and the Lehman Stockholder shall designate in

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writing to the Surviving Company the individual(s) to be appointed or elected to the Surviving Company Board. In no event shall the failure of the Lehman Stockholder to provide such written notice delay the closing of the Transaction.

3.	Reliance; Conflict. The Surviving Company and the Company acknowledge and agree that the Lehman Stockholder has relied on the provisions in this letter in connection with the transactions giving rise to the formation of the Company and that it would not have agreed to permit the Transaction to occur if it did not receive the benefit of this letter. The Surviving Company and the Company agree that, in the event of any conflict between the Stockholders Agreement, on the one hand, and the Charter, Bylaws or the charter or bylaws of the Surviving Company, on the other hand, the terms and provisions of the Stockholders Agreement are intended to prevail.

4.	Further Assurances. The Company and the Surviving Company each agree to execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate, and otherwise shall take, or cause to be taken, all actions reasonably necessary or appropriate, as determined by the Lehman Stockholder, to further the purposes and intent of this letter.

5.	Termination. The parties agree that this letter and the obligations set forth herein shall terminate on the date upon which the Lehman Stockholder ceases to beneficially own 10% or more of the then outstanding shares of Common Stock of the Surviving Company (or other security into which shares of Common Stock of the Company were converted in the Transaction).

6.	Enforceability. The undertakings of the Surviving Company and the Company herein are for the sole and exclusive benefit of the Lehman Stockholder and may be enforced against the Surviving Company and the Company by the Lehman Stockholder. The Surviving Company and the Company each acknowledges and agrees that irreparable damage would occur in the event that any undertaking of the Surviving Company or the Company in this letter was not performed in accordance with its specific terms or was otherwise breached. The Surviving Company agrees that it will not oppose the granting of specific performance or any injunction sought in accordance with this Section 4 on the basis that the Lehman Stockholder has an adequate remedy at law or that any award of specific performance or injunction is, for any reason, not an appropriate remedy.

7.	Amendment. This letter may not be amended or otherwise modified (including termination by mutual consent of the parties hereto) without the prior written consent of the Lehman Stockholder, the Surviving Company and the Company. Any undertaking of the Surviving Company or the Company in this letter may be waived by the Lehman Stockholder only if such waiver is in writing and specifically references this letter and the Lehman Stockholder’s intent to waive a provision hereof. No express waiver of this letter will affect any such right or remedy other than that to which the waiver is applicable and only for that specific occurrence.

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8.	Miscellaneous. This letter may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument. This letter and all claims, controversies or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of, or relate to this letter or the negotiation, execution, termination, performance or nonperformance of this letter shall be governed by the laws of the State of Maryland applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the parties (i) consents to and submits to the exclusive personal jurisdiction of the courts of the State of Maryland in any action or proceeding arising out of or relating to this letter or any of the transactions, actions or obligations contemplated by this letter, (ii) agrees that all claims in respect of any such action or proceeding shall be heard and determined in any such court, (iii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) shall not bring any action or proceeding arising out of or relating to this letter or any of the transactions, actions or obligations contemplated by this letter in any other court and (v) waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waive any bond, surety or other security that might be required of any Person with respect thereto.

EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATING TO THE COMPANY OR ITS OPERATIONS.

9.	Assignment. The obligations, undertakings and rights of the parties hereto may not be assigned by any party without the express prior written consent of each of the Company, the Surviving Company and the Lehman Stockholder, and any attempted assignment, without such consent, will be null and void.

[The remainder of the page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this letter as of the date first above written.

[SURVIVING COMPANY]

By:

Name:
Title:

Acknowledged and Agreed:

ARCHSTONE, INC.

By:
Name:
Title:

SIGNATURE PAGE TO MERGER LETTER